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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

A.      Name:

                MLIG Variable Insurance Trust

B.      Address of principal business office:

                7 Roszel Road
                Princeton, NJ  08540

C.      Telephone number:

                (609) 627-3700

D.      Name and address of agent for service of process:

                Barry G. Skolnick, Esq.
                Senior Vice President and General Counsel
                Merrill Lynch Life Insurance Company
                7 Roszel Road
                Princeton, NJ  08540

        Copy to:

                David S. Goldstein, Esq.
                Sutherland Asbill & Brennan, LLP
                1275 Pennsylvania Avenue, N.W.
                Washington, D.C.  20004-2404


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E.      Check appropriate box:

                Registrant is filing a Registration Statement pursuant to
                Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                       Yes [x]      No [ ]

        Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Princeton, New Jersey on the 20th day of February, 2002.

                                    MLIG Variable Insurance Trust
                                    (Registrant)


                                    By: /s/Barry G. Skolnick
                                        --------------------------
                                        Name:  Barry G. Skolnick
                                        Title: Trustee